QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.2

NOTICE REGARDING LACK OF CONSENT OF ARTHUR ANDERSEN LLP

        Section 11(a) of the Securities Act of 1933 (the "Securities Act") provides that any person acquiring a security pursuant to a registration statement may assert a claim against every accountant who has with its consent been named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation that is used in connection with the registration statement, if that part of the registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading (unless it is proved that at the time of such acquisition such person knew of such untruth or omission).

        The registration statement on Form S-8 (the "Registration Statement") to which this notice is filed as an exhibit incorporates by reference the Annual Report on Form 10-K for the fiscal year ended September 30, 2002 filed by Haggar Corp. (the "Company") with the Securities and Exchange Commission ("SEC").

        On April 1, 2002, the Audit Committee of the Board of Directors of the Company dismissed Arthur Anderson LLP ("Arthur Andersen") as its independent auditors and engaged PricewaterhouseCoopers LLP ("PWC") to serve as its independent auditors for the fiscal year ending September 30, 2002. The decision to dismiss Arthur Andersen and engage PWC was made by the by the Company's Audit Committee and was effective immediately. For additional information, see the Company's Current Report on Form 8-K filed with the SEC on April 2, 2002. The Company has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Registration Statement of Arthur Andersen's audit report with respect to the Company's consolidated financial statements as of September 30, 2001, and September 30, 2000, and for the fiscal years then ended. Under these circumstances, Rule 437a under the Securities Act permits the Company to file the Form 10-K which is incorporated by reference into this Registration Statement without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of the Company's securities pursuant to this Registration Statement. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

QuickLinks

  EXHIBIT 23.2
NOTICE REGARDING LACK OF CONSENT OF ARTHUR ANDERSEN LLP